Exhibit 10.1
MARK TM, LLC.

Mr. Jeffrey Kaplan                            November 3, 2004
BIB Holdings, Ltd.
500 Seventh Avenue, 10th floor
New York, NY 10018

Re: Agreement dated November 24, 2003

Dear Jeff,

We have received your e-mail dated October 21, 2004 with your request to terminate the above Agreement.

This letter will confirm our mutual agreement to terminate all business relations between Mark TM, LLC. and BIB Ltd. effective immediately, under the following terms and conditions:

1.	That simultaneously with the execution hereof, you will provide us with a complete inventory of M. Sasson products on hand, by 11/8/2004.

2.	That no orders for M. Sasson merchandise shall be placed, and no new production will be initiated as of this date.

3.	That you will advise us on 11/8/2004 of all M. Sasson inventory on hand on that date. All such inventory must be sold by the conclusion of the sell-off period ending 11/30/2004. Stationary, promotional materials and other items that bear the M. Sasson mark will be destroyed or returned to us at that time.

4.	That any use by BIB Ltd. of the M. Sasson mark in connection with merchandising or advertising after 11/30/2004 will be deemed a trademark infringement by Mark TM, LLC. and shall be treated accordingly.

5.	That Mark TM, LLC. reserves all rights under the License Agreement that survive its termination.

6.	That this termination agreement shall be without prejudice to enforce the terms of the License Agreement if this termination agreement is breached in any manner.

7.	Release from all claims. BIB Ltd., their employees, officers, directors, attorneys, representatives, successors and assigns, hereby unconditionally release, acquit and forever absolutely discharge Mark TM LLC., their employees, officers, directors, attorneys, representatives, agents, servants, retailers, successors and assigns, from any and all actions, causes of actions, claims, debts, disabilities, accounts, demands, damages, claims for indemnification or contributions, costs, expenses or fees whatsoever, whether arising in the United States or elsewhere, whether known or unknown, certain or speculative, asserted or unasserted on account of or in any way concerning the M. Sasson apparel, occurring prior to the date of this agreement or in connection with BIB Ltd.’s disposal of inventory.

Mark Binder’s signature below will confirm BIB Ltd’s consent to the aforementioned terms. Please return to this office no later than November 8, 2004.

By /s/ MARK BINDER
Mark Binder
Chairman, BIB Ltd.

Sincerely,

/s/ BRENDA J. PALMER
Brenda J. Palmer
Vice President

cc: Mark Binder, Gail Binder, Jeff Kaplan, Rob Sautter, Robert Spiegelman

1400 Broadway 15th Floor New York, NY Tel. 212-944-1330 Fax 646-383-8283